Exhibit 3.1

ARTICLES OF AMENDMENT
TO
RESTATED ARTICLES OF INCORPORATION
OF
WPS RESOURCES CORPORATION

1.  Name of the Corporation: WPS Resources Corporation

2.  Text of Amendment:

Article 1 of the Corporation’s Restated Articles of Incorporation is hereby amended in its entirety to provide as follows:

The name of the Corporation is Integrys Energy Group, Inc.

3.  Adoption: The foregoing amendment to the Corporation’s Restated Articles of Incorporation was submitted to the Corporation’s shareholders by the Board of Directors of the Corporation and was approved and adopted by such shareholders on December 6, 2006, in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment on behalf of the Corporation this 21st day of February, 2007.

By: /s/ Larry L. Weyers
Larry L. Weyers
Chairman, President and Chief Executive Officer

__________________

This instrument was drafted by, and after filing should be returned to, David W. Clark of Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.